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                                                                    EXHIBIT 10.2

                         PREMIER ORTHODONTIC GROUP, INC.

                   CONSULTING AND BUSINESS SERVICES AGREEMENT

                  THIS CONSULTING AND BUSINESS SERVICES AGREEMENT (this "Agreement"), dated as of _____________, 1997, by and between PREMIER ORTHODONTIC GROUP, INC., a Delaware corporation, and its successor or assigns ("Premier") and _________________________________, a California
________________________ (the "Orthodontic Entity").

                              W I T N E S S E T H:

                  WHEREAS, the Orthodontic Entity owns and operates an orthodontic practice with offices located in the facilities identified in
Exhibit 1.2 (the "Center(s)") and furnishes orthodontic and other dental care to the general public through the services of the orthodontist(s) and dentist(s) affiliated with the Orthodontic Entity to provide patient care at the Center(s) (the "Orthodontist(s)"); and

                  WHEREAS, Premier is a company which has been formed to provide business and consulting services to orthodontists; and

                  WHEREAS, the Orthodontic Entity and Premier mutually desire to enter into this Consulting and Business Services Agreement.

                  NOW THEREFORE, in consideration of Ten Dollars ($10.00), the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                         I. RESPONSIBILITIES OF PREMIER

                  1.1 General. Premier shall furnish the Orthodontic Entity the business and consulting services described in this Agreement, subject to the requirements of the California Dental Practice Act relating to, without limitations, the control by dentists over the practice of dentistry.

                  1.2 Facilities and Equipment. Premier will consult with and advise the Orthodontic Entity on its equipment and office needs and the efficient configuration of its office space and will arrange for all equipment and furnishings determined by the Orthodontic Entity to be necessary for the operation of the Center, as specified on Exhibit 1.2 (together with any future asset purchases in accordance herewith, the "Assets"). The Orthodontic Entity shall have complete custody and control over the Assets provided to the Orthodontic Entity by Premier, including, without limitation, the right to make decisions, after consultation with Premier, with respect to the repair, replacement, modification and upkeep of such Assets.



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Unless the Orthodontic Entity chooses to directly purchase furnishings, equipment and related assets in the future, Premier shall purchase such assets and lease such assets to the Orthodontic Entity under a capital leasing arrangement with such terms as mutually agreed to by the Orthodontic Entity and Premier. If the Orthodontic Entity chooses to purchase such assets, then it shall depreciate such assets in accordance with generally accepted accounting principles ("GAAP") and treat such depreciation as a Center Expense.

                  1.3 Personnel and Payroll. Premier will consult with the Orthodontic Entity on its staffing needs. Premier will employ the staff determined by the Orthodontic Entity to be necessary for the Center's operations, as specified on Exhibit 1.3, except for the Orthodontists and orthodontic and hygienist staff, who will be employed by the Orthodontic Entity. At the election of the Orthodontic Entity, Premier will additionally assist in staff scheduling, administer the Center's payroll and provide payroll accounting services. The parties expressly agree that the Orthodontic Entity will have discretion and control over all personnel and staffing matters in respect to the Center's staff.

                  1.4 Business Systems, Procedures and Forms. Premier will advise the Orthodontic Entity on and assist in the implementation and operation of business systems and procedures. Premier will provide training to the Center's staff in the use of such systems and procedures. Premier will additionally provide the Orthodontic Entity clinical forms developed in consultation with the Orthodontic Entity and will provide training to the Center's staff in the use of such forms. The Orthodontic Entity expressly acknowledges and agrees that it shall have no property rights in the foregoing systems, procedures or clinical forms, and further agrees that such systems, procedures and form shall be deemed to constitute Confidential Information within the meaning of Section 2.8 hereof and shall be subject to the restrictions on the use, appropriation and reproduction of such Confidential Information provided for in Section 2.8. The parties agree that the Orthodontic Entity's use of any such systems, procedures and forms shall be at the Orthodontic Entity's sole discretion and, notwithstanding its use of any such systems, procedures, or forms, the Orthodontic Entity shall retain control over the management of all aspects of the Center's operations, including, without limitation, patient scheduling.

                  1.5 Purchasing and Inventory Control. Premier in consultation with the Orthodontic Entity, will provide the Orthodontic Entity purchasing services for inventory and supplies and will be responsible for maintaining the Center's inventory. The price charged to the Center for such inventory and supplies shall be the same as the price paid by Premier, including any rebates. In any event, the Orthodontic Entity has the right to purchase its supplies from the supplier of its choice.

                  1.6 Accounting Services and Financial Reporting. Premier will advise the Orthodontic Entity with respect to and provide or arrange for all accounting and bookkeeping services reasonably required for the Center's normal and routine operations. Premier will additionally advise the Orthodontic Entity on and assist in implementing information systems designed in consultation with the Orthodontic Entity to generate financial and operational data



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concerning the Center. Premier will prepare and submit to the Orthodontic
Entity monthly operating data and quarterly financial reports with respect to the Center's operations. Premier will analyze such data on an ongoing basis to advise the Center on improving productivity.

                  1.7 Legal Compliance and Services. Premier will assist the Orthodontic Entity in complying with applicable local, state, and federal laws, rules, regulations and ordinances applicable to the Center's operations.

                  1.8 Marketing. Premier will advise the Orthodontic Entity in designing and assist in executing a marketing plan to promote the Center's professional services. In connection with the development of the marketing plan, Premier will advise the Orthodontic Entity on establishing an installment plan for patient payments, and, in the event the Orthodontic Entity elects to offer such a plan, will assist in implementing and administering the plan. The Orthodontic Entity shall exercise sole discretion and control over all policies and decisions relating to marketing, pricing, credits, refunds, warranties and advertising. All marketing activities hereunder will be conducted in compliance with applicable laws and regulations of the State of California governing the dental profession.

                  1.9 Planning. Premier will assess the business potential of establishing orthodontic offices in new locations, and, in the event the Orthodontic Entity elects to relocate or open an office in a new location, subject to mutual agreement, Premier will provide assistance to the Orthodontic Entity as appropriate.

                  1.10 Billing and Collections. Premier shall provide billing and collection services for all professional services rendered at the Center, all such billing and collections to be done in the name of and subject to the control of the Orthodontic Entity.

                  1.11 Payment Services. On a continuous basis, the accounts receivable of the Orthodontic Entity shall be deposited with Premier for the Orthodontic Entity's account, and Premier shall use the funds collected from such accounts receivable to pay the Consulting Fee (as hereinafter defined) and to pay, on the Orthodontic Entity's behalf as a Center Expense (as hereinafter defined) and otherwise, all expenses of the Orthodontic Entity duly authorized for payment by the Orthodontic Entity and shall return to the Orthodontic Entity any funds remaining after payment in full of such items.

                  1.12 Disbursement of Funds. (a) All monies collected by Premier from the Orthodontic Entity's accounts receivable pursuant to Section
1.10 above shall be deposited into an account (the "Orthodontic Entity Account") with a bank whose deposits are insured with the Federal Deposit Insurance Corporation. The Orthodontic Entity Account shall contain the name of the Orthodontic Entity, but Premier shall make all disbursements therefrom. Premier shall account for all monies so disbursed from the Orthodontic Entity Account. From the funds collected and deposited each month by Premier in the Orthodontic Entity Account, Premier shall make the following disbursements, among others, promptly when payable.


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                           (i)      Compensation payable to all employees of the
                  Orthodontic Entity, and all taxes and assessments payable to local, state and Federal governments in connection with the employment of such personnel; and

                           (ii) All other sums otherwise due and payable by the Orthodontic Entity as Center Expenses or otherwise, including, without limitation, the Consulting Fee.

                  (b) In the event the funds in the Orthodontic Entity Account will, at any time, be insufficient to cover current expenses, Premier shall notify the Orthodontic Entity and Premier shall advance to the Orthodontic Entity the necessary funds to pay current expenses for the benefit of the Orthodontic Entity, which advances will be deemed to be loans to the Orthodontic Entity to be repaid upon such terms as agreed to by the Orthodontic Entity and Premier, which indebtedness shall be deemed a Center Expense for purposes of
Article III hereof; provided, however, that in any event the outstanding principal amount of such indebtedness shall bear interest at an annual rate adjusted on the first calendar day of each month to reflect that certain rate from time to time published by the Wall Street Journal as the prime rate, as of the last business day of the immediately preceding month for which such prime rate was published (the "Prime Rate"), plus one percent (1%).

                  1.13 Records. Premier shall organize and develop systems in consultation with the Orthodontic Entity with respect to all files and records relating to the business operations of the Center, including, but not limited to, accounting, billing and collection records. The parties expressly acknowledge and agree that patient records shall at all times be and remain the property and under the control of the Orthodontist and shall be located at the Orthodontic Entity's facilities so that they are readily accessible for patient care. The management of all files and records shall comply with applicable state and federal statutes. Premier shall use its reasonable efforts to preserve the confidentiality of patient medical records and use information contained in such records only for the limited purpose necessary to perform the services set forth herein; provided, however, in no event shall a breach of said confidentiality be deemed a default under this Agreement.


                    II. OBLIGATIONS OF THE ORTHODONTIC ENTITY

                  2.1 General. The Orthodontic Entity will be responsible for the management of the Center, in accordance with the requirements of the California Dental Practice Act.

                  2.2 Employment of Orthodontists and Rendering of Patient Care. The Orthodontic Entity will be responsible for the employment of all Orthodontist(s) and hygienists affiliated with the Orthodontic Entity and supervision of all care and services rendered to patients.



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                  2.3      Professional Services. The Orthodontic Entity shall
use and occupy the offices and facilities designated on Exhibit 1.2 exclusively for the practice of orthodontic and general dentistry services and shall comply with all applicable local rules, ordinances and all standards of dental and orthodontic care. It is expressly acknowledged by the parties that the orthodontic practice conducted at the Center shall be conducted solely by the Orthodontists associated with the Orthodontic Entity except those additional orthodontists employed by the general dentists' offices from which the Orthodontic Entity rents only space, and no other orthodontist shall be permitted to use or occupy the Center or Centers, except as provided in Exhibit
2.3. The Orthodontic Entity shall provide professional services to patients hereunder in compliance at all times with ethical standards and laws and regulations applying to the dental profession. The Orthodontic Entity shall ensure that each Orthodontist providing orthodontic or dental services to patients is licensed by the state in which the Center is located. In the event that any disciplinary, medical malpractice or other actions are initiated against any such Orthodontist, the Orthodontic Entity shall immediately inform Premier of such action and the underlying facts and circumstances. The Orthodontic Entity agrees to cooperate with and participate in the quality assurance/utilization review programs established by Premier or mandated by accreditation and/or licensure standards applicable to the practice of orthodontics and dentistry. Deficiencies discovered in the performance of any personnel or in the quality of professional services shall be reported immediately to Premier, and appropriate steps shall be taken by the Orthodontic Entity at once to remedy such deficiencies. Any termination of an Orthodontist other than for cause (as such term is defined in the Employment Agreement between the Orthodontic Entity and the Orthodontist) must be approved by a majority of the Board of Advisors of Premier.

                  2.4 Records. The Orthodontic Entity will keep or cause to be kept accurate, complete and timely medical and other records of all patients. Such records shall be sufficient to enable Premier, on behalf of the Orthodontic Entity, to obtain payment for the services and facilities and to facilitate the delivery of quality patient care by the Orthodontist.

                  2.5 Professional Expenses. Payments expended each fiscal year by the Orthodontic Entity on behalf of the Orthodontist and other orthodontists or dentists delivering patient care at the Center(s) for continuing education, seminars, professional license fees and dues, professional memberships, expenses related to a company automobile for the Orthodontist, and all other expenses of the Orthodontist and other orthodontists and dentists delivering patient care at the Center(s) that do not directly benefit the Orthodontic Entity (as reasonably determined by Premier), up to the amount of three percent (3%) of the Orthodontic Entity's Adjusted Gross Revenue, shall be considered a Center Expense. To the extent that such expenses exceed three percent (3%) of the Orthodontic Entity's Adjusted Gross Revenue for such year, the Center Expenses shall be reduced by such excess amount solely for the purpose of calculating the Consulting Fee; provided, however, that the Orthodontic Entity shall pay such excess expenses. Notwithstanding the foregoing, the Orthodontic Entity shall be solely responsible for the cost of professional licensure fees and board certification fees, membership in professional associations and continuing professional education incurred by the



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Orthodontist. The Orthodontic Entity shall ensure that the Orthodontist participates in such continuing education as is necessary for such Orthodontist to remain current.

                  2.6 Professional Insurance Eligibility. The Orthodontic Entity shall cooperate in the obtaining and retaining of professional liability insurance by assuring that each of its Orthodontists is insurable and participating in an on-going risk management program.

                  2.7 Employment Agreement. The parties recognize that the services to be provided by Premier are feasible only if the Orthodontic Entity operates an active orthodontic practice to which it and each orthodontist associated with the Orthodontic Entity devote their full time and attention. Simultaneously with the execution of this Agreement, each Orthodontist who is or becomes an equity owner of the Orthodontic Entity or delivers patient care at the Center(s) on average more than ten (10) days each month, whether on the date hereof or at any time during the term of this Agreement, shall enter into an employment agreement with the Orthodontic Entity in substantially the form of that certain Employment Agreement dated of even date herewith by and between the Orthodontic Entity and the principal Orthodontist(s) of the Orthodontic Entity.

                  2.8 Confidentiality. The Orthodontic Entity agrees and acknowledges that all materials provided by Premier or a Premier Affiliate (as hereinafter defined) to the Orthodontic Entity, including all trade secrets, constitute "Confidential Information" and are disclosed in confidence and with the understanding that it constitutes valuable business information developed by Premier at great expenditures of time, effort, and money. Trade secrets are property rights protected by law and, for purposes of this letter, shall have the meaning provided under applicable California law. The Orthodontic Entity further agrees that it shall not, directly or indirectly, without the express prior written consent of Premier, use or disclose such Confidential information for any purpose other than in connection with the services to be rendered hereunder. The Orthodontic Entity further agrees: (i) to keep strictly confidential and hold in trust all Confidential Information and not disclose such Confidential Information to any third party without the express prior written consent of Premier; and (ii) to impose this obligation of confidentiality on its affiliates, co-owners, associates, partners, employees, shareholders, members and independent contractors. The Orthodontic Entity acknowledges that the disclosure of Confidential Information to it by Premier is done in reliance upon its representations and covenants in this Agreement. Upon expiration or termination of this Agreement by either party for any reason whatsoever, the Orthodontic Entity shall immediately return and shall cause its affiliates, co-owners, associates, partners, employees, shareholders, members and independent contractors to immediately return to Premier all Confidential Information (only to the extent such Confidential Information does not include patient information), and the Orthodontic Entity will not, and will cause its affiliates, co-owners, associates, partners, employees, shareholders, members and independent contractors not to, thereafter use, appropriate, or reproduce such Confidential Information. The Orthodontic Entity further expressly acknowledges and agrees that any such use, appropriation, or reproduction of any such Confidential Information by any of the foregoing after the expiration or termination of this Agreement will result in irreparable injury to



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Premier, that the remedy at law for the foregoing would be inadequate, and that in the event of any such use, appropriation, or reproduction of any such Confidential Information after the termination or expiration of this Agreement, Premier, in addition to any other remedies which may be available to it, shall be entitled to injunctive or other equitable relief. As used in this Agreement, the term "Premier Affiliate" shall mean (i) each corporation or other business entity directly or indirectly controlling, controlled by, or under common control with Premier and (ii) each orthodontic or dental practice to which Premier provides management or consulting services, the employees and principals of such practices, and each corporation or other business entity directly or indirectly controlling, controlled by, or under common control with each such practice or the principals thereof.

                  2.9 Covenant Not to Compete. During the term of this Agreement, the Orthodontic Entity, and any of its members or shareholders, agrees not to establish, develop or open any offices for the provision of orthodontic services within a ten (10) mile radius of any of the Centers covered by this Agreement (the "Area of Dominant Influence") without the express written consent of Premier. For a period of two (2) years following the termination of this Agreement, the Orthodontic Entity and any of its members or shareholders shall be prohibited within the Area of Dominant Influence (i) from advertising in print (except for yellow page advertising and announcements for the opening of a practice) or electronic media of any kind, (ii) from soliciting in any manner patients, orthodontists or staff associated with the Centers, and (iii) from soliciting any referrals from any dentist who referred one or more patients to the Center within the three (3) years prior to the date of such termination. In the event the Orthodontic Entity terminates this Agreement pursuant to
Section 5.2(b), then this Section 2.9 shall be void and of no further effect; provided, however, the remainder of this Agreement shall remain in full force and effect.

                           III. FINANCIAL ARRANGEMENTS

                  3.1 Consulting Fees. Premier shall receive a Consulting Fee, subject to the provisions of Section 3.3 below, of between 14% and 17% of the Adjusted Gross Revenue as determined pursuant to Exhibit 3.1 attached hereto and incorporated herein by reference.
                  Except as otherwise provided, the amounts to be paid to Premier under this Section 3.1 shall be payable monthly. The amounts shall be estimated based upon the previous month's operating results of the Center. Adjustments to the estimated payments shall be made to reconcile actual amounts due under this Section 3.1, by the end of the following month. Upon preparation of quarterly financial statements, final adjustments to the Consulting Fee for the quarter shall be made and any additional amounts owing to Premier or the Orthodontic Entity shall then be made. Any audit adjustments shall be reflected in the calculations for the fourth quarter.

                  3.2 Center Expenses. Premier shall be responsible for the payment of all Center Expenses, as defined below, during the term of this Agreement and the Orthodontic Entity shall immediately reimburse Premier for such payments from funds held in the Orthodontic Entity Account.



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                  3.3      Definitions.  For the purposes of this Agreement,
the following definitions shall apply and shall comply with generally accepted accounting principles:

                           (a) "Adjusted Gross Revenue" shall mean Gross Revenue of the Center less any Adjustments, based on the accrual method of accounting.

                           (b) "Adjustments" shall mean any adjustments to Gross Revenue for uncollectible accounts, professional courtesies and other activities, contractual allowances and discounts that do not generate a collectible fee.

                           (c) "Center Expenses" shall mean all operating and non-operating expenses incurred in the operation of the Center, including, without limitation:

                                    (i)      Salaries, benefits, payroll taxes,
                           workers compensation, health insurance, 401(k) and other benefit plans, and other direct costs of all employees of Premier at the Center, including dental assistants (but excluding all Orthodontists); provided that only expenses for health insurance, 401(k) and other benefit plans approved by the Orthodontic Entity shall be included;

                                    (ii)     Direct costs of all employees or
                           consultants of Premier who, upon mutual agreement of Premier and the Orthodontic Entity, provide services at or, if consented to by the Orthodontic Entity, in connection with the Center required for improved clinic performance, such as work management, materials management, purchasing, charge and coding analysis, and business office consultation;

                                    (iii)    Obligations of Premier under leases
                           or subleases entered into in connection with the operation of the Center;

                                    (iv)     Personal property and intangible
                           taxes assessed against Premier's assets used in connection with the operation of the Center, commencing on the date of this Agreement;

                                    (v)     Malpractice insurance expenses and
                           Orthodontist recruitment expenses as agreed to by Premier and the Orthodontic Entity;

                                    (vi)     Property, casualty and liability
                           insurance for the Center and its operations;

                                    (vii)    In the event an opportunity arises
                           for additional Orthodontists in the Area of Dominant Influence to become employed by or merge with the Orthodontic Entity, actual out-of-pocket expenses of



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                           Premier personnel working on a specified merger,
                           whether or not such merger is completed if such merger is approved or requested by the Orthodontic Entity;

                                    (viii)   Amortization of intangible asset
                           value as a result of each such acquisition referred to in subsection (vii) above;

                                    (ix)     Depreciation of all assets used by
                           the Orthodontic Entity in the operation of the Center;

                                    (x)      Repayment of interest on any funds
                           loaned to the Orthodontic Entity by Premier in connection with the operation of the Center, at an interest rate not in excess of the Prime Rate plus one percent (1%);

                                    (xi)     Advertising and other marketing
                           expenses attributable to the promotion of the Center and/or its Orthodontist(s); and

                                    (xii)    Other expenses incurred by Premier
                           with the consent of the Orthodontic Entity in carrying out its obligations under this Agreement for the benefit of the Center or the Orthodontic Entity; provided, however, that such expenses shall not include Premier's home office overhead expenses.

                  "Center Expenses" shall not include:

                                    (i)      Any federal or state income taxes;
                           or

                                    (ii)     Any personal expenses of the
                           Orthodontist as permitted in the first sentence of
                           Section 3(b) of that certain employment agreement(s) by and between the Orthodontist(s) and the Orthodontic Entity, in excess of three percent (3%) of the Orthodontic Entity's Adjusted Gross Revenue.

                           (d) "Contract" shall mean the agreement entered into by patients with the Orthodontic Entity for the provision of orthodontic services at a predetermined fee for an estimated period of treatment.

                           (e) "Gross Revenue" shall mean all fees and charges recorded or booked each month by or on behalf of the Orthodontic Entity as a result of professional orthodontic or other dental services personally furnished to patients by the Orthodontist and those under the Orthodontist's supervision and other fees or income generated in their capacity as a professional prior to any Adjustments.



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                  3.4      Additional Facilities. In the event the parties agree
to add an additional facility in which the Orthodontic Entity will provide services, the consulting fees payable to Premier shall be determined by aggregating the results of the operations of each additional facility with the results of the operations of the existing Center or Centers and such fees payable to Premier shall be calculated pursuant to the provisions of Section
3.1. All other provisions of this Article III shall apply to any additional facilities. As part of its strategic growth strategy, Premier plans to provide capital support or arrange favorable funding for orthodontic practice expansion and development. Any expenditures on practice growth, acquisition or development shall be subject to approval by Premier's Board of Directors.


                           IV. INSURANCE AND INDEMNITY

                  4.1 Insurance to be Maintained by the Orthodontic Entity. Throughout the term of this Agreement, the Orthodontic Entity shall maintain comprehensive professional liability insurance with limits of not less than $500,000 per claim and with aggregate policy limits of not less than $1,000,000 per Orthodontist providing services at the Center and a separate limit for the Orthodontic Entity or such other amounts required by the applicable state laws, regulations, rules or directives. The Orthodontic Entity shall be responsible for all such liabilities in excess of the limits of such policies. Premier agrees to negotiate for and cause premiums to be paid with respect to such insurance. Premiums and deductibles with respect to such policies shall be a Center Expense.

                  4.2 Insurance to be Maintained by Premier. Throughout the term of this Agreement, Premier will use reasonable efforts to provide and maintain, as a Center Expense, comprehensive general liability and property insurance covering the Center premises and operations.

                  4.3 Tail Insurance Coverage. The Orthodontic Entity will cause each individual Orthodontist providing services at the Center to enter into an agreement with the Orthodontic Entity that upon termination of such Orthodontic Entity's relationship with the Orthodontist, for any reason, tail insurance coverage for a period of three (3) years will be purchased by each Orthodontist. Such provisions may be contained in employment agreements, restrictive covenant agreements or other agreements entered into by the Orthodontic Entity and the individual Orthodontists, and the Orthodontic Entity hereby covenants with Premier to enforce such provisions relating to the tail insurance coverage or to provide such coverage at the expense of the Orthodontic Entity.

                  4.4 Additional Insureds. The Orthodontic Entity shall have Premier named as an additional insured on the Orthodontic Entity's professional liability insurance programs.

                  4.5 Indemnification. The Orthodontic Entity shall indemnify, hold harmless and defend Premier, its officers, directors, shareholders, members and employees, from and against any and all liabilities, losses, damages, claims, causes of action, and expenses



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(including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical, dental or orthodontic services or the performance of any intentional acts, negligent acts or omissions by the Orthodontic Entity and/or its affiliates, shareholders, members, agents, employees and/or subcontractors (other than Premier) prior to and after the date of this Agreement and throughout the term hereof. Premier shall indemnify, hold harmless and defend the Orthodontic Entity, and its directors, shareholders, members and employees, from and against any and all liabilities, losses, damages, claims, causes of action, and expenses (including reasonable attorneys' fees), caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by Premier, a Premier Affiliate and/or their members, shareholders, agents, employees and/or subcontractors (other than the Orthodontic Entity) during the term of this Agreement.

                             V. TERM AND TERMINATION

                  5.1 Term of Agreement. This Agreement shall commence on the date the Securities and Exchange Commission declares effective Premier's registration Statement on Form S-1 for the sale of Premier's common stock or membership interests in an initial public offering (the "IPO") and shall expire on the twentieth (20th) anniversary thereof unless earlier terminated pursuant to the terms hereof. In the event that Premier does not complete the IPO on or before October 15, 1997, this Agreement shall be null and void and of no further effect between the parties hereto.

                  5.2 Termination by the Orthodontic Entity. The Orthodontic Entity may terminate this Agreement as follows:

                  (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Premier, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Premier, except for the filing of a petition in involuntary bankruptcy against Premier which is dismissed within thirty (30) days thereafter, the Orthodontic Entity may give written notice of the immediate termination of this Agreement.

                  (b) In the event Premier shall materially default in the performance of any duty or obligation imposed upon it by this Agreement and such default shall continue for a period of ninety (90) days after written notice thereof has been given to Premier by the Orthodontic Entity (which notice shall contain specific details of the reason for such default), the Orthodontic Entity may terminate this Agreement; provided, however, if the nature of such default is such that cure is not capable within said 90-day period, then Premier shall have such additional time as may be required to effect and complete such cure provided that Premier shall commence such cure within the aforesaid 90-day period and shall prosecute such cure to completion with reasonable diligence.



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                  (c)      In the event that the IPO has not been completed on
or before October 15, 1997, the Orthodontic Entity may terminate this Agreement.

                  5.3 Termination by Premier. Premier may terminate this Agreement as follows:

                  (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by the Orthodontic Entity, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by the Orthodontic Entity, except for the filing of an involuntary petition in bankruptcy against the Orthodontic Entity which is dismissed within thirty (30) days thereafter, Premier may give written notice of the immediate termination of this Agreement.

                  (b) In the event the Orthodontic Entity shall materially default in the performance of any duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of ninety (90) days after written notice thereof has been given to the Orthodontic Entity by Premier, Premier may terminate this Agreement.

                  (c) In the event that the IPO has not been completed on or before October 15, 1997, Premier may terminate this Agreement.

                  5.4 Actions after Termination. Upon termination of this Agreement by either party for any reason other than a default by the Orthodontic Entity or upon expiration of this Agreement, the Orthodontic Entity may, and upon termination of this Agreement by Premier due to the reasons set forth in
Section 5.3(b) hereof, the Orthodontic Entity shall:

                  (a) Purchase all improvements, additions or leasehold improvements which have been made by Premier and which relate solely to the performance of its obligations under this Agreement at adjusted book value;

                  (b) Assume all debt and all contracts, payables and leases which are obligations of Premier and which relate solely to the performance of its obligations under this Agreement or the properties subleased by Premier; and

                  (c) Purchase from Premier at book value all of the equipment of the Center, including all replacements and additions thereto made by Premier pursuant to the performance of its obligations under this Agreement, and all other assets, including inventory and supplies, tangibles and intangibles (including but not limited to accounts receivable), set forth on the balance sheet prepared for the month most recently ended prior to the date of such termination in accordance with GAAP to reflect operations of the Center, depreciation, amortization and other adjustments of assets shown on such balance sheet.

                  5.5 Closing of Repurchase by the Orthodontic Entity and Effective Date of Termination. Unless another form of payment is agreed to by Premier at such time, the

Orthodontic Entity shall pay cash to Premier for the assets repurchased pursuant to Section 5.4; provided, however, that such cash payments for such portion of contracts receivable for services determined in accordance with GAAP to constitute accounts receivable shall be made as such accounts receivables are actually collected by the Orthodontic Entity; provided, further, that the Orthodontic Entity shall in any event pay in cash to Premier the amount of accounts receivable not collected by the Orthodontic Entity within ninety (90) days of termination that are not deemed uncollectible accounts. The amount of the purchase price shall be reduced by the amount of debt and liabilities of Premier assumed by the Orthodontic Entity and shall also be reduced by any payment Premier has failed to make under this Agreement. The Orthodontic Entity and any Orthodontist associated with the Orthodontic Entity shall execute such documents as may be required to assume the liabilities set forth in Section 5.4(c) and shall use its best efforts to remove Premier from any liability with respect to such repurchased assets and with respect to any property leased or subleased by Premier. The closing date for the repurchase shall be determined by the Orthodontic Entity, but shall in no event occur later than 180 days from the date of the notice of termination. The termination of this Agreement shall become effective upon the closing of the sale of the assets and the Orthodontic Entity and Premier shall be released from the restrictive covenants provided for in Section 2.9 on the closing date. From and after any termination, each party shall provide the other party with reasonable access to books and records then owned by it to permit such requesting party to satisfy reporting and contractual obligations which may be required of it.

                  5.6 Patient Records. Upon termination of this Agreement, the Orthodontic Entity shall retain all patient medical records maintained by the Orthodontic Entity or Premier in the name of the Orthodontic Entity. During the term of this Agreement, and thereafter, the Orthodontic Entity or its designee shall have reasonable access during normal business hours to the Orthodontic Entity's and Premier's records, including, but not limited to, records of collections, expenses and disbursements as kept by Premier in performing Premier's obligations under this Agreement, and the Orthodontic Entity may copy any or all such records.


                           VI. INDEPENDENT CONTRACTOR

                  6.1 Orthodontic Entity's Control Over the Orthodontic Practice. Notwithstanding the authority granted to Premier herein, Premier and the Orthodontic Entity agree that the affiliated Orthodontist, personally or through any of his professional employees or agents, shall have complete control and supervision over the business aspects of the Orthodontic Entity's practice, as well as the provision of all professional services, including, without limitation, the selection of a course of treatment for a patient, the procedures or materials to be used as a part of such course of treatment, and the manner in which such course of treatment is carried out by the Orthodontist(s). The Orthodontist(s) shall have sole authority to direct the business, professional, and ethical aspects of the orthodontic practice. Premier will have no authority, directly or indirectly, to perform, and will not perform, any orthodontic function, or to influence or otherwise interfere with the exercise of the Orthodontist(s) professional judgment. Premier may, however, advise the Orthodontic Entity as to the relationship between its performance of orthodontic functions and the overall administrative and business functions of its practice.

                  6.2 Independent Relationship. The Orthodontic Entity and Premier intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. The Orthodontic Entity will not have any claim under this Agreement, or otherwise, against Premier for vacation pay, sick leave, unemployment insurance, worker's compensation, disability benefits or employee benefits of any kind.

                  6.3 Other Professionals. No provision of this Agreement is intended to limit Premier's right, authority, or ability under applicable law to contract with other dentists or physicians, or to employ, contract with, or enter into any partnership or joint venture with any healthcare professional, provided that the exercise of such right, authority or ability does not contravene the terms of this Agreement.

                  6.4 Patient Care. Nothing in this Agreement is intended to interfere, or shall be construed as interfering, in any way with the Orthodontist(s)'s ability to independently exercise professional and ethical judgment in the performance of his patient care responsibilities.


                             VII. GENERAL PROVISIONS

                  7.1 Assignment. This Agreement shall be assignable by Premier to (i) any person, firm or corporation that controls or is under common control with Premier, (ii) US Orthodontic Care, Inc. ("USOC") or any person, firm or corporation that controls or is under common control with USOC, or (iii) any entity that results from a merger or other combination between Premier and USOC ("Newco") and any person, firm or corporation that controls or is under common control with Newco. Except as set forth above, neither Premier nor the Orthodontic Entity shall have the right to assign their respective rights and obligations hereunder without the written consent of the other party, which consent shall not be unreasonably withheld. Subject to this provision, this Agreement shall be binding upon the parties hereto, and their successors and assigns.

                  7.2 Whole Agreement; Modification. There are no other agreements or understandings, written or oral, between the parties regarding this Agreement, the Exhibits and the Schedules, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

                  7.3 Notices. All notices required or permitted by this Agreement shall be in writing and shall be addressed as follows:

                  To Premier:       Premier Orthodontic Group, Inc.
                                           23848 Hawthorne Boulevard, Suite 200
                                    Torrance, California  90505
                                    Attn: Mr. Sam Westover, Chief Executive
                                          Officer
                                    Telecopier: (310) 791-5660
                                    Telephone: (310) 791-5657


                  With a copy to:   Nelson Mullins Riley &
                                    Scarborough, L.L.P.
                                    First Union Plaza, Suite 1400
                                    999 Peachtree Street, N.E.
                                    Atlanta, Georgia  30309
                                    Attn:  Paul A. Quiros, Esquire


                  To the
                                ------------------------------------
                  Orthodontic Entity:
                                      ------------------------------------

                                      ------------------------------------

                                      ------------------------------------

or to such other address as either party shall notify the other.

                  7.4 Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

                  7.5 Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties acknowledge that Premier is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of dentistry or orthodontics. To the extent any act or service required of Premier in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of dentistry or orthodontics, the performance of said act or service by Premier shall be deemed waived and forever unenforceable and the provision of
Section 7.12 shall be applicable.

                  7.6 Events Excusing Performance. Neither party shall be liable to the other party for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which that party has no control for so long as such events continue, and for a reasonable period of time thereafter.

                  7.7 Compliance with Applicable Laws. Both parties shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of their obligations under this Agreement.

                  7.8 Severability. In the event that any provision of this Agreement or the application thereof to any of the parties hereto or any circumstance in any jurisdiction governing this Agreement shall, to any extent, be invalid or unenforceable under any applicable statute, regulation or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict herewith and shall be deemed modified to conform to such statute, regulation or rule of law, and the remainder of this Agreement and the application of any such invalid or unenforceable provision to parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable shall not be affected thereby nor shall the same affect the validity or enforceability of any other provision of this Agreement.

                  7.9 Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

                  7.10 Attorneys' Fees. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

                  7.11 Confidentiality. Neither party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiation of this Agreement or in the course of the performance of this Agreement, without the other party's written approval; provided, however, the foregoing shall not apply to information which is required to be disclosed by law, including federal or state securities laws, or pursuant to court order.

                  7.12 Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel for both parties in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the Orthodontic Entity and Premier shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between the Orthodontic Entity and Premier.

                  7.13 Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

                  7.14 Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to the parties' intent and the parties hereto acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

                  7.15 No Obligation to Third Parties. None of the obligations and duties of Premier or the Orthodontic Entity under this Agreement shall in any way or in any manner be deemed to create any obligation of Premier or of the Orthodontic Entity to, or any rights in, any person or entity not a party to this Agreement.

                  7.16 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

                  7.17 Singular and Plural; Gender. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                  ORTHODONTIC ENTITY:


                                  ------------------------------------------

                                  By:

                                  Name

                                  Title:


                                  PREMIER:

                                  PREMIER ORTHODONTIC GROUP, INC.

                                  By:

                                  Name:

                                  Title:

                                   EXHIBIT 3.1

                                 CONSULTING FEE

                  Premier shall receive a monthly Consulting Fee of between 14% and 17% of Adjusted Gross Revenue based on the profitability of the Orthodontic Entity as follows:

-----------------------------------------------------------------------------------------------------------------------------------
        Office                 Profit               Total                Total               % Profit              % Profit
      Overhead %              Margin %             % to DR               % to                  to DR              to Premier
                                                                        Premier
-----------------------------------------------------------------------------------------------------------------------------------
          64%                    36%               22.00%               14.00%                61.11%                38.89%
-----------------------------------------------------------------------------------------------------------------------------------
          62%                    38%               23.75%               14.25%                62.50%                37.50%
-----------------------------------------------------------------------------------------------------------------------------------
          60%                    40%               25.50%               14.50%                63.75%                36.25%
-----------------------------------------------------------------------------------------------------------------------------------
          58%                    42%               27.25%               14.75%                64.88%                35.12%
-----------------------------------------------------------------------------------------------------------------------------------
          56%                    44%               29.00%               15.00%                65.91%                34.09%
-----------------------------------------------------------------------------------------------------------------------------------
          54%                    46%               30.75%               15.25%                66.85%                33.15%
-----------------------------------------------------------------------------------------------------------------------------------
          52%                    48%               32.50%               15.50%                67.71%                32.29%
-----------------------------------------------------------------------------------------------------------------------------------
          50%                    50%               34.25%               15.75%                68.50%                31.50%
-----------------------------------------------------------------------------------------------------------------------------------
          48%                    52%               36.00%               16.00%                69.23%                30.77%
-----------------------------------------------------------------------------------------------------------------------------------
          46%                    54%               37.75%               16.25%                69.91%                30.09%
-----------------------------------------------------------------------------------------------------------------------------------
          44%                    56%               39.50%               16.50%                70.54%                29.46%
-----------------------------------------------------------------------------------------------------------------------------------
          42%                    58%               41.25%               16.75%                71.12%                28.88%
-----------------------------------------------------------------------------------------------------------------------------------
          40%                    60%               43.00%               17.00%                71.67%                28.33%
-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Such Consulting Fee shall be adjusted annually at the beginning of each calendar year; provided, however, that during the term of this Agreement, such Consulting Fee percentage shall not be less than the initial Consulting Fee percentage charged during the first year of the term of this Agreement.

Example
If the Orthodontic Entity grossed $100,000 (net of adjustments) in the first month and the Profit Margin in 1996 was 50%, then the Consulting Fee for the first month will be set at $100,000 * 15.75%, or $15,750. If during the next month, the practice increased its Adjusted Gross Revenue to $110,000, the Consulting Fee for the month would be $110,000 * 15.75%, or $17,325. All profit percentages will be rounded up to the nearest category.